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Exhibit 5.5

Barristers & Solicitors/Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP
400 3rd Avenue SW, Suite 3700
 August 20, 2014 Calgary, Alberta T2P 4H2 Canada

F:+1 403.264.5973
 nortonrosefulbright.com

To:
Centennial Gas Liquids ULC
6120 S. Yale Ave., Suite 805
Tulsa, Oklahoma 74136

Dear Ladies and Gentlemen:

Centennial Gas Liquids ULC

We have acted as special Alberta counsel to Centennial Gas Liquids ULC, an Alberta unlimited liability corporation (the Alberta Guarantor), in connection with the guarantee by the Alberta Guarantor of certain obligations of NGL Energy Partners LP (the Partnership) and NGL Energy Finance Corp. (the Co-Issuer and together with the Partnership, the Issuers), under their 6.875% Senior Notes due 2021 (the 2021 Exchange Notes) and their 5.125% Senior Notes due 2019 (the 2019 Exchange Notes and together with the 2021 Exchange Notes, the Exchange Notes). The 2021 Exchange Notes are to be issued pursuant to an exchange offer (the 2021 Notes Exchange Offer) in exchange for a like principal amount of the issued and outstanding 6.875% Senior Notes due 2021 (the Old 2021 Notes). The Old 2021 Notes are, and the 2021 Exchange Notes will be, governed by the indenture dated as of October 16, 2013 (the Indenture), by and among, inter alios, the Partnership, the Co-Issuer, the Alberta Guarantor and U.S. Bank National Association, as trustee (the Trustee), as amended and supplemented by the First Supplemental Indenture thereto dated as of December 2, 2013 among the Issuers, the subsidiaries of the Partnership party thereto and the Trustee, and the Second Supplemental Indenture thereto dated as of April 22, 2014 among the Issuers, the subsidiaries of the Partnership party thereto and the Trustee (such indenture, as so amended and supplemented, being referred to herein as the 2021 Notes Indenture). The Old 2019 Notes are, and the 2019 Exchange Notes will be, governed by the indenture dated as of July 9, 2014 (the 2019 Notes Indenture and, together with the 2021 Notes Indenture, the Indentures) among the Issuers, the subsidiaries of the Partnership party thereto and the Trustee.

A.    Documentation

As such counsel, we have examined an executed copy of the following:

  (a)
  the Indentures; and

  (b)
  the forms of the Exchange Notes;

  (c)
  the registration statement on Form S-4, filed by, inter alios. the Issuers with the United States Securities and Exchange Commission (the "Commission") on August 20, 2014 (such registration statement, as so filed, being hereinafter referred to herein as the Registration Statement), relating to the Exchange Offer, including the prospectus constituting a portion thereof.

All of the above documents are collectively referred to in this opinion letter as the Documents.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

B.    Jurisdiction

Our opinions below are expressed only with respect to the laws of the Province of Alberta (the Jurisdiction) and the laws of Canada applicable therein. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees, or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express or (iii) advise the addressee(s) or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee(s).

C.    Scope of Examination

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

In addition, we have also examined originally executed or photocopies or facsimile copies of such certificates of public authorities, corporate records and other documents and materials and have made such investigations and considered such questions of law as we have determined are relevant and necessary or appropriate as a basis for providing this opinion.

D.    Assumptions and Reliances

In expressing the opinions in Section E herein, we have examined and relied upon:

  (a)
  a Certificate of Status dated as of August 19, 2014, in respect of the Alberta Guarantor issued by the Registrar of Corporations, Alberta, a copy of which has been delivered to you; and

  (b)
  an officer's certificate in respect of the Alberta Guarantor dated as of October 16, 2013, and all attachments thereto or referenced therein.

For purposes of the opinions expressed in this letter, we have assumed:

  (a)
  the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

  (b)
  as to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon oral or written statements and representations of officers and other representatives of the Alberta Guarantor and statements and certifications of public officials and others.; and

  (c)
  that each of the Indentures has not been amended or otherwise modified, except as specifically described above.

E.    Opinions

On the basis of the foregoing and subject to the qualifications and limitations expressed in Section G below, we are of the opinion that:

1.
The Alberta Guarantor is validly existing as an unlimited liability corporation under the laws of the Province of Alberta.

2.
The Alberta Guarantor has the corporate power and authority under the laws of Alberta to execute and deliver, and to incur and perform all of its obligations under each of the Indentures.

3.
Each of the Indentures has been duly authorized, executed and delivered by the Alberta Guarantor.

F.     Administrative Matters

This opinion letter is rendered as of the date first set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in any law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

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  Exhibit 5.5